                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            SCIENTIFIC-ATLANTA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(LOGO) SCIENTIFIC ATLANTA

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Scientific-Atlanta, Inc., will be held on Wednesday, November 13, 1996, at 9:00 a.m., local time, at The Ritz-Carlton Buckhead, 3434 Peachtree Road, N.E., Atlanta, Georgia 30326 for the purpose of considering and voting upon the following matters, all of which are described in the attached Proxy Statement:

          1. The election of three directors;

          2. A proposal to ratify the selection of Arthur Andersen LLP as independent auditors of the Corporation for the current fiscal year; and

          3. Such other matters as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on September 20, 1996, shall be entitled to notice of and to vote at the meeting or any adjournment thereof.

     A proxy solicited by the Board of Directors, together with a Proxy Statement and a copy of the 1996 Annual Report, are enclosed herewith. Please sign, date, and return the proxy promptly in the enclosed business reply envelope. If you attend the meeting and wish to vote in person, you may do so by withdrawing your proxy prior to the meeting.

                                            By order of the Board of Directors

                                            /s/ William E. Eason, Jr.
                                            ----------------------------------
                                                William E. Eason, Jr.
                                                        Secretary

October 1, 1996

     PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

Scientific-Atlanta, Inc., One Technology Parkway, South, Norcross, Georgia 30092

                            SCIENTIFIC-ATLANTA, INC.
                         ONE TECHNOLOGY PARKWAY, SOUTH
                            NORCROSS, GEORGIA 30092

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Scientific-Atlanta, Inc. (the "Corporation"), for use at the Annual Meeting of Shareholders of the Corporation (the "Annual Meeting") to be held on November 13, 1996, and any adjournment thereof. Shareholders of record as of the close of business on September 20, 1996 (the "Record Date") are entitled to notice of and to vote at the meeting. On the Record Date, the Corporation had 77,133,330 shares of Common Stock, par value $0.50 per share (the "Common Stock"), outstanding and entitled to vote at the meeting, with each share entitled to one vote.

     Copies of solicitation materials will be furnished to brokerage houses and other fiduciaries for forwarding to beneficial owners of shares of the Corporation's Common Stock. The Corporation has engaged Morrow & Co., Inc. to assist in the solicitation of proxies from brokers, banks and their nominees which are shareholders of record, at a cost of approximately $7,000. The costs of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Corporation. In addition to solicitations by mail, directors and regular employees of the Corporation may solicit proxies in person or by telephone or telegraph without receiving any compensation in addition to their regular compensation as directors or employees.

     Proxies are first being mailed to shareholders on October 1, 1996. Any proxy which is returned by a shareholder properly completed and which is not revoked will be voted at the meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card (or their substitutes) will vote FOR the election of the Board of Directors' nominees, FOR Proposal 2, and in the proxy holders' discretion with regard to all other matters. Any proxy given pursuant to this solicitation may be revoked prior to the meeting at any time by delivering an instrument revoking it, or a duly executed proxy bearing a later date, to the Secretary of the Corporation. Any proxy given pursuant to this solicitation may also be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities.

     The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum at the meeting. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Corporation to act as the inspectors of election for the meeting. Inspectors of election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast." If a broker or nominee has indicated on the proxy that it does not have discretionary authority to vote on a matter, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be considered entitled to vote for quorum purposes and entitled to vote on other matters).

     Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and the nominees for the Board of Directors, as indicated in the accompanying proxy card.

                          CERTAIN BENEFICIAL OWNERSHIP

     The following table sets forth information, as of the dates specified in the notes below, as to shares of the Corporation's Common Stock held by persons known to the Corporation to be the beneficial owners of more than five percent of the Corporation's Common Stock based upon information publicly filed by such persons:

                                                            AMOUNT AND NATURE
                                                              OF BENEFICIAL         PERCENT OF
             NAME AND ADDRESS OF BENEFICIAL OWNER               OWNERSHIP            CLASS(1)
     -----------------------------------------------------  -----------------       ----------
     FMR Corp.............................................      8,837,194(2)           11.59%
       82 Devonshire Street
       Boston, Massachusetts 02109
     The Equitable Companies Incorporated.................      7,960,300(3)            10.4%
       787 Seventh Avenue
       New York, New York 10019
     SunTrust Banks, Inc..................................      4,573,260(4)            5.99%
       25 Park Place, N.E.
       Atlanta, Georgia 30303

---------------

(1) The percent of class was computed by each beneficial owner as of a date immediately preceding the filing of its Schedule 13G with the Securities and Exchange Commission.
(2) Based on a Schedule 13G, dated March 8, 1996, filed with the Securities and Exchange Commission by FMR Corp. and related entities. Of such shares, FMR Corp. has sole voting power over 826,416 shares and sole dispositive power over 8,837,194 shares. Includes shares held as trustee for certain of the Corporation's employee benefit plans.
(3) Based on a Schedule 13G, dated February 9, 1996, filed with the Securities and Exchange Commission by The Equitable Companies Incorporated and related entities, including Alliance Capital Management L.P. The Equitable Companies Incorporated and related entities have sole voting power over 6,997,600 shares and sole dispositive power over 7,960,300 shares.
(4) Based on a Schedule 13G, dated January 23, 1996, filed with the Securities and Exchange Commission by SunTrust Banks, Inc. and related entities. SunTrust Banks, Inc. and related entities have sole voting power over 2,404,887 shares, shared voting power over 14,868 shares, dispositive power over 4,528,202 shares, and shared dispositive power over 44,358 shares.

     The following table sets forth information as of June 28, 1996, regarding ownership of the Corporation's Common Stock and Common Stock equivalents by each director of the Corporation, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group:

                                  (A)                 (B)                    (C)                   (D)
                                             NO. OF SHARES SUBJECT
                             NO. OF SHARES        TO OPTIONS            NO. OF SHARES
                                 OWNED       EXERCISABLE PRIOR TO    OF RESTRICTED STOCK     DEFERRED COMMON
             NAME             DIRECTLY(1)       AUGUST 27, 1996       NOT YET VESTED(2)    STOCK EQUIVALENTS(3)
    -----------------------  -------------   ---------------------   -------------------   --------------------
    Marion H. Antonini.....       6,000               48,750                    --                 5,730
    William E. Kassling....      12,500               48,750                    --                    --
    Wilbur Branch King.....      16,824               28,126                    --                    --
    Mylle Bell Mangum......       6,798               16,875                    --                    --
    Alonzo L. McDonald.....       8,500(4)            56,250                    --                    --
    James F. McDonald......     182,674              537,500                44,854                    --
    David J. McLaughlin....      15,504               23,125                    --                    --
    James V. Napier........      17,618              127,501                    --                12,672
    Sidney Topol...........      36,702                3,750                    --                    --
    H. Allen Ecker.........       5,978              131,950                13,922                    --
    John H. Levergood......       6,268               57,500                20,794                    --
    Jack W. Simpson, Sr....         983               75,500                41,742(5)                 --
    Harvey A. Wagner.......       6,730               50,000                11,500                    --
    All Directors and
      Executive Officers as
      a Group..............     460,165            1,751,077               231,524                18,402

     The total shares beneficially owned by each individual director and executive officer (columns A, B and C) constituted less than 1% of the outstanding Common Stock at June 28, 1996, except that the shares beneficially owned by James F. McDonald (columns A, B and C) constituted approximately 1% of the outstanding Common Stock at the same date. The aggregate shares beneficially owned by all directors and executive officers as a group (columns A, B and C) represented approximately 3.2% of the outstanding Common Stock at June 28, 1996.
---------------

(1) Each person has sole voting and dispositive power with respect to the shares shown. With respect to executive officers, the number of shares directly owned includes shares held in the Corporation's Voluntary Employee Retirement and Investment Plan (401(k) plan), with respect to which such officers have voting and dispositive power.
(2) This column sets forth the number of restricted shares of Common Stock which were granted under the Corporation's Long-Term Incentive Plan (the "LTIP") and which had not vested as of June 28, 1996. Except as set forth in Note
     (5) below, vesting of these restricted shares is based upon achievement of specified performance criteria.
(3) Represents the number of shares of the Corporation's Common Stock used in determining the value of the Phantom Stock Sub-Account under the Deferred Compensation Plan for Non-Employee Directors. Under the terms of this Plan, no shares are ever issued to the non-employee directors and they have no voting or dispositive power with respect to any shares.
(4) Of the 8,500 shares reported as directly owned by Mr. Alonzo L. McDonald, 8,000 shares are held by the Alonzo McDonald Jr. Trust, for which Mr. McDonald serves as the sole trustee with his wife being the sole beneficiary.
(5) Of the 41,742 restricted shares held by Mr. Simpson, 25,000 restricted shares were granted under the LTIP, with the vesting tied exclusively to the elapse of time and continued employment by Mr. Simpson with the Corporation.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Articles of Incorporation of the Corporation provide for the division of the Board of Directors into three classes, with the directors in each class serving for a term of three years. At the Annual Meeting, three nominees for director are to be elected to serve until the Annual Meeting of Shareholders in 1999 and until their successors are elected and qualified. All of the nominees for election as directors at this meeting, and all directors whose term of office will continue after the Annual Meeting, are currently directors of the Corporation.

     Directors are to be elected by a plurality of the votes cast at the Annual Meeting in person or by proxy by the holders of shares entitled to vote in the election. The Board of Directors is informed that all of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will vote for such substitute nominee or nominee(s) as may be designated by the Board of Directors unless the Board reduces the number of directors accordingly.

NOMINEES FOR DIRECTOR

     The following information has been furnished by the respective nominees for election as directors for a term expiring in 1999.

                                                                                       DIRECTOR
                 NAME                             PRINCIPAL OCCUPATION                  SINCE
    ------------------------------  -------------------------------------------------  --------
    Marion H. Antonini              Chairman, President and Chief Executive Officer,     1990
                                    Welbilt Corporation
    William E. Kassling             Chairman and Chief Executive Officer,                1990
                                    Westinghouse Air Brake Company
    Mylle Bell Mangum               Executive Vice President-Strategic Management,       1993
                                    Holiday Inn Worldwide

     Mr. Antonini has been Chairman of the Board of Welbilt Corporation since July 1990 and President and Chief Executive Officer of that company since September 1990. From 1986 to 1990, Mr. Antonini served as Chairman of KD Equities, a merchant banking firm. Prior to that, he served as Group Vice President of Xerox Corporation's Worldwide Operations from 1982 to 1986 and in other executive positions with that company. Mr. Antonini, 66, is a director of Berisford International, Vulcan Materials Company and Engelhard Corporation.

     Mr. Kassling was a Group Vice President of American Standard, Inc. for more than five years before becoming Chairman of the Board and Chief Executive Officer of Westinghouse Air Brake Company in March 1990. Mr. Kassling is 52 and is a director of Dravo Corporation and Commercial Intertech.

     Ms. Mangum has been Executive Vice President-Strategic Management of Holiday Inn Worldwide ("Holiday Inn") since August 1992. Ms. Mangum is also a member of the Board of Directors and Executive Committee of Holiday Inn. From 1985 until August 1992, Ms. Mangum was Director, Corporate Planning and Development with BellSouth Corporation. Ms. Mangum is 47 and is a director of Reynolds Metals.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR EACH NOMINEE FOR DIRECTOR UNLESS THE VOTING SHAREHOLDER INDICATES HE OR SHE HAS WITHHELD HIS OR HER AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES.

OTHER DIRECTORS

     The following information has been furnished by the other directors, whose terms of office will continue after the 1996 Annual Meeting.

                                                                                              DIRECTOR
                  NAME                                   PRINCIPAL OCCUPATION                  SINCE
-----------------------------------------  -------------------------------------------------  --------
Wilbur Branch King                         Attorney at Law, Of Counsel to Kilpatrick & Cody     1971
Alonzo L. McDonald                         Chairman and Chief Executive Officer, Avenir         1985
                                           Group, Inc.
James F. McDonald                          President and Chief Executive Officer,               1993
                                           Scientific-Atlanta, Inc.
David J. McLaughlin                        Chief Executive Officer, Troy Biosciences, Inc.      1987
James V. Napier                            Chairman of the Board, Scientific-Atlanta, Inc.      1978
Sidney Topol                               President, The Topol Group, Inc.                     1972

     Mr. King was a partner in the law firm of Kilpatrick & Cody in Atlanta, Georgia, for more than five years until his retirement in December 1986. Mr. King has been Of Counsel to that firm since his retirement. Kilpatrick & Cody represents the Corporation from time to time in certain legal matters. Mr. King is 67. His term of office as a director of the Corporation expires in 1998.

     Mr. Alonzo L. McDonald has been Chairman and Chief Executive Officer of Avenir Group, Inc., a firm of private development bankers, for more than five years. Previously, he was President and Vice Chairman of the Board of Bendix Corporation and Managing Director and Chief Executive Officer for worldwide operations of McKinsey & Company. He served as Director of the White House staff during the Carter administration and in several other key government positions. Mr. McDonald is 68 and is a director of CAE Industries and LaFarge Corporation. His term of office as a director of the Corporation expires in 1998.

     Mr. James F. McDonald was elected President and Chief Executive Officer of the Corporation, effective July 15, 1993. Mr. McDonald was a general partner of
J. H. Whitney & Company, a private investment firm, from 1991 until his employment by the Corporation. From 1989 to 1991, he was President and Chief Executive Officer of Prime Computer, Inc., a supplier of CAD/CAM software and computer systems. Prior to that time, he was President and Chief Operating Officer of Gould, Inc., a computer and electronics company (1984 to 1989), and held a variety of positions with IBM Corporation (1963 to 1984). Mr. McDonald is 56 and is a director of Burlington Resources, Inc. and Wachovia Bank of Georgia. His term of office as a director of the Corporation expires in 1998.

     Mr. McLaughlin, 60, has been Chief Executive Officer of Troy Biosciences, Inc., a biotechnology company, since July 1, 1996. From January 1, 1985 to June 30, 1996, he served as President of McLaughlin and Company, Inc. From 1987 until 1990 he also served as Managing Principal of Sibson & Company, Inc., consultants in the field of human resources. He is a director of Exide Electronics Group, Inc., Smart & Final, Inc., Troy Biosciences, Inc., and Evolve Software, Inc. His term of office as a director of the Corporation expires in 1997.

     Mr. Napier has been Chairman of the Board of the Corporation since November 1992. Mr. Napier served as interim Chief Executive Officer of the Corporation from December 1992 until July 1993. From 1988 to 1992, he was Chairman and President of Commercial Telephone Group, Inc., a designer of telecommunications products. From 1986 to 1988, he was an independent business consultant. From March 1985 until March 1986, he served as President of HBO & Company, which provides information processing materials and services to health care facilities. Previously, he was Chairman and Chief Executive Officer of Contel Corporation, a telecommunications company. Mr. Napier is 59 and is a director of Engelhard Corporation, Vulcan Materials Company, HBO & Company, Intelligent Systems, L.P., Personnel Group of America, Westinghouse Air Brake Company, and Rhodes, Inc. His term of office as a director of the Corporation expires in 1997.

     Mr. Topol, 71, served as President of the Corporation from 1971 to 1983, Chief Executive Officer from 1975 to 1987, and Chairman of the Board from 1978 to 1990. He is presently President of The Topol Group, Inc., a consulting and investment firm, a position he has held for more than five years. Mr. Topol is a director of Alpha Industries, Inc., Primestar Partners, the Public Broadcasting System, and Wandel and Golterman Technologies, Inc. He previously served as Chairman of the Massachusetts Telecommunications Council. His term of office as a director of the Corporation expires in 1997.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors met five times during the 1996 fiscal year to consider matters related to the Corporation's business. The Board of Directors has an Executive Committee, an Audit Committee, a Human Resources and Compensation Committee, a Governance and Nominations Committee and a Pension Investment Committee. Each director attended more than 75% of the aggregate of the total number of meetings of the Board and the committees of which he or she is a member during the period of the 1996 fiscal year that he or she served as a director or committee member.

     The Executive Committee acts for the Board of Directors between meetings, subject to certain limitations. Members of the Executive Committee, which met twice during the 1996 fiscal year, are directors Antonini, Kassling, King, James
F. McDonald and Napier. Mr. Napier is Chairman.

     The Audit Committee makes recommendations as to the selection of independent auditors, evaluates the audit services and the Corporation's financial, accounting and internal audit policies, functions and systems, and approves the engagement of independent auditors to provide non-audit services. The Audit Committee met three times during the 1996 fiscal year. The Audit Committee consists of directors Antonini, King, Alonzo L. McDonald, Napier and Topol. Mr. Antonini is Chairman.

     The Human Resources and Compensation Committee makes determinations as to the compensation and benefits to be paid to the Corporation's officers and key employees. The Human Resources and Compensation Committee met three times during the 1996 fiscal year. The members of the Committee are directors Antonini, Mangum, McLaughlin, and Napier. Mr. McLaughlin is Chairman.

     The Governance and Nominations Committee considers nominations for directors (and will consider nominees by shareholders) and provides oversight of the governance of the Board of Directors, including issues concerning size, committee structure, membership and compensation of the Board. Nominations should be in writing, addressed to Chairman, Governance and Nominations Committee, c/o the Office of the General Counsel, Scientific-Atlanta, Inc., One Technology Parkway, South, Norcross, Georgia 30092. The Governance and Nominations Committee met twice during the 1996 fiscal year. The members of the Committee are directors Alonzo L. McDonald, Kassling, King and Napier. Mr. King is Chairman.

     The Pension Investment Committee reviews the performance of firms which provide investment advice and services to the Corporation on pension investment matters. Members of this Committee are directors Mangum, Kassling, McLaughlin, and Topol. Mr. Kassling is Chairman. The Committee met twice during the 1996 fiscal year.

                     COMPENSATION OF OFFICERS AND DIRECTORS

CASH COMPENSATION

     The following table sets forth in the prescribed format the compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation for services rendered in all capacities during the Corporation's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                           --------------------------------------
                                               ANNUAL COMPENSATION                  AWARDS               PAYOUTS
                                         -------------------------------   -------------------------     --------
                                                                           RESTRICTED
                                                                 OTHER       STOCK        SECURITIES       LTIP       ALL OTHER
           NAME AND             FISCAL                           ANNUAL     AWARD(S)      UNDERLYING     PAYOUTS       COMPEN-
      PRINCIPAL POSITION         YEAR    SALARY($)   BONUS($)   COMP.(1)     ($)(2)       OPTIONS(#)      ($)(3)    SATION($)(4)
------------------------------  ------   ---------   --------   --------   ----------     ----------     --------   -------------
James F. McDonald.............   1996    $ 590,385   $300,000    $   --    $       --       125,000      $     --     $ 153,768
  President and Chief            1995      522,115    429,600        --            --       200,000        82,218        86,731
  Executive Officer              1994      494,231    344,000        --     1,350,000       350,000       103,808       154,016
H. Allen Ecker................   1996      250,115     81,000     2,654            --        15,000            --        47,672
  Senior Vice President,         1995      234,539    148,800     2,200            --        20,000       162,087        17,607
  Technical Operations           1994      215,115    130,000     1,816            --        17,200        36,207         5,446
John H. Levergood.............   1996      332,192     76,000     2,654            --        25,000            --        62,823
  Senior Vice President          1995      307,673    197,700     2,200            --        40,000       216,630        20,124
                                 1994      282,769    161,500     1,816            --            --(5)     53,610        17,560
Jack W. Simpson, Sr...........   1996      290,192    149,400        --       434,375(7)     60,000            --       185,599
  Senior Vice President(6)       1995      266,539    125,600        --            --        24,000       141,351        78,633
                                 1994      177,885    159,500        --            --        60,000        41,564       126,213
Harvey A. Wagner..............   1996      260,192     95,400        --            --        25,000            --        55,404
  Senior Vice President, Chief   1995      240,000    150,000        --            --            --(9)     15,786       193,437
  Financial Officer and          1994       13,846         --        --            --        50,000            --        70,477
  Treasurer(8)

---------------

(1) The amounts disclosed in this column represent preferential earnings on deferred compensation.
(2) The value of restricted stock which vests based upon criteria other than performance-based criteria, is set forth in this column. Restricted shares granted to executive officers pursuant to the Corporation's Long-Term Incentive Plan, which shares vest based upon the performance of the Corporation, are not reflected in this column, but are included in the "Long-Term Incentive Plan -- Awards in 1996 Fiscal Year" chart which follows. On June 28, 1996, the number and value of all outstanding grants of restricted stock held by the named executive officers were as follows:
     Mr. McDonald, 44,854 shares/$695,237; Mr. Ecker, 13,922 shares/$215,791;
     Mr. Levergood, 20,794 shares/$322,307; Mr. Simpson, 41,742 shares/$647,001;
     Mr. Wagner, 11,500 shares/$178,250. Dividends are paid by the Corporation on restricted stock held by such executive officers.
(3) This column does not include any amounts for fiscal 1996 because no previously granted performance-based restricted stock awards vested as a result of the Corporation's performance during fiscal 1996. For fiscal years 1995 and 1994, the amounts disclosed in this column included cash payouts under the Corporation's 1990 Long-Term Incentive Plan and the value of restricted stock previously granted under the Corporation's Long-Term Incentive Plan (adopted in 1994), which restricted stock vested based upon the Corporation's performance during the listed fiscal years. No further cash payouts are available for future years under the Corporation's 1990 Long-Term Incentive Plan.
(4) For the 1996 fiscal year, this column includes $72,003, $155,513, and $25,566 paid as relocation assistance to Messrs. McDonald, Simpson and Wagner, respectively, and $75,015, $40,585, $56,073, $25,620, and $25,394
     of life insurance premiums paid by the Corporation on behalf of Messrs. McDonald, Ecker, Levergood, Simpson and Wagner, respectively. All other amounts in fiscal year 1996 represent contributions to the Corporation's 401(k) Plan.
(5) No options were granted to Mr. Levergood during the Corporation's 1994 fiscal year. Mr. Levergood received a two-year grant of options during the 1993 fiscal year.
(6) Mr. Simpson joined the Corporation as Senior Vice President, Network Systems Group during fiscal 1994.

(7) A grant of 25,000 shares of restricted stock was made to Mr. Simpson in fiscal 1996. All of these shares will vest on February 24, 1999, provided Mr. Simpson is employed by the Corporation on that date. The amount shown represents the dollar value of the restricted stock award, calculated by multiplying the closing market price of the Corporation's Common Stock on the date of grant by the number of shares awarded. Dividends are paid on this restricted stock.
(8) Mr. Wagner joined the Corporation as Senior Vice President, Chief Financial Officer and Treasurer during fiscal 1994.
(9) No options were granted to Mr. Wagner during the Corporation's 1995 fiscal year. Mr. Wagner received a two-year grant of options when he commenced his employment with the Corporation during the 1994 fiscal year.

STOCK OPTIONS

     The following tables set forth certain information in the prescribed formats with respect to options granted and exercised under the Corporation's various stock option plans during the last fiscal year:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                       POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED ANNUAL
                                                                                       RATES OF STOCK PRICE
                                                                                      APPRECIATION FOR OPTION
                                INDIVIDUAL GRANTS                                             TERM(1)
-----------------------------------------------------------------------------------   -----------------------
                                               % OF TOTAL
                                  NUMBER OF      OPTIONS
                                 SECURITIES    GRANTED TO    EXERCISE
                                 UNDERLYING     EMPLOYEES     OR BASE
                                   OPTIONS      IN FISCAL      PRICE     EXPIRATION
             NAME                GRANTED(#)       YEAR        ($/SH)      DATE(2)       5%($)        10%($)
-------------------------------  -----------   -----------   ---------   ----------   ----------   ----------
James F. McDonald..............    125,000         9.5%       $ 21.625     8/23/05    $1,699,981   $4,308,085
H. Allen Ecker.................     15,000         1.1%       $ 21.625     8/23/05    $  203,998   $  516,970
John H. Levergood..............     25,000         1.9%       $ 21.625     8/23/05    $  339,996   $  861,617
Jack W. Simpson, Sr............     25,000         1.9%       $ 21.625     8/23/05    $  339,996   $  861,617
                                    35,000         2.7%       $ 17.375     2/24/06    $  382,447   $  969,195
Harvey A. Wagner...............     25,000         1.9%       $ 21.625     8/23/05    $  339,996   $  861,617

---------------

(1) The dollar amounts in these columns are determined using assumed rates of appreciation set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the market value of the Corporation's Common Stock. Such amounts are based on the assumption that the named persons hold the options for their full ten-year term. The actual value of the options will vary in accordance with the market price of the Corporation's Common Stock.
(2) These stock options were awarded under the Corporation's 1992 Employee Stock Option Plan (the "1992 Plan"). The options become exercisable at the rate of 25% per year commencing on the date of grant, except that if a change of control occurs (as defined in the 1992 Plan), all options become exercisable immediately. Options under the 1992 Plan may be exercised within a period of two years following a termination by reason of retirement, within one year following a termination by reason of death or disability, and within thirty days following a termination for other reasons, except for cause, in which case such options expire immediately upon the giving of the notice of such termination. The 1992 Plan grants broad discretion to change or modify the material terms of option grants.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                SHARES                           OPTIONS AT               IN-THE-MONEY OPTIONS
                              ACQUIRED ON      VALUE         FISCAL YEAR-END(#)          AT FISCAL YEAR-END($)
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----------------------------  -----------   -----------   -------------------------   ----------------------------
James F. McDonald...........      None           --            393,750/281,250              $ 75,000/$25,000
H. Allen Ecker..............      None           --            118,900/ 33,800              $901,499/$52,938
John H. Levergood...........      None           --             41,250/ 38,750              $ 61,875/ --
Jack W. Simpson, Sr.........      None           --             63,250/ 80,750                   -- / --
Harvey A. Wagner............      None           --             43,750/ 31,250                   -- / --

---------------

(1) The amounts in this column are calculated using the difference between the closing market price of the Corporation's Common Stock at the end of the Corporation's 1996 fiscal year and the option exercise prices.

LONG-TERM INCENTIVE AWARDS

     The following table sets forth, in the prescribed format, certain information with respect to awards that were made during fiscal 1996 under long-term incentive plans:

             LONG-TERM INCENTIVE PLAN -- AWARDS IN 1996 FISCAL YEAR

                                                                          ESTIMATED FUTURE PAYOUTS
                                                PERFORMANCE OR                UNDER NON-STOCK
                                                 OTHER PERIOD                PRICE-BASED PLANS
                                   NUMBER OF   UNTIL MATURATION   ----------------------------------------
              NAME                 SHARES(#)     OR PAYOUT(1)     THRESHOLD(#)   TARGET(#)(2)   MAXIMUM(#)
---------------------------------  ---------   ----------------   ------------   ------------   ----------
James F. McDonald................    16,720        10 years           1,672            --         16,720
H. Allen Ecker...................     4,110        10 years             411            --          4,110
John H. Levergood................     6,260        10 years             626            --          6,260
Jack W. Simpson, Sr..............     5,480        10 years             548            --          5,480
Harvey A. Wagner.................     4,930        10 years             493            --          4,930

---------------

(1) Vesting of these shares is based on achieving specified improvements in the Corporation's weighted five-year average return on equity. Results are reviewed annually, and shares vest based on the degree of improvement achieved. Any shares which have not vested at the end of the ten-year term are forfeited.
(2) Vesting of the right to receive the performance-based restricted stock awards is based on the degree of improvement in the Corporation's weighted five-year average return on equity. Upon achieving the minimum level of improvement, ten percent of the rights become vested, as shown in the "Threshold" column. Upon achievement of a specified maximum five-year average return on equity, all such awards will be vested. No "target," as such, has been established, but improvements in the Corporation's return on equity between the "threshold" and the "maximum" levels will result in the vesting of a proportionate number of awards.

RETIREMENT PLANS AND OTHER ARRANGEMENTS

     Defined Benefit Retirement Plan. The Corporation presently has in effect a non-contributory retirement plan (the "Retirement Plan") for the benefit of its employees which provides for the payment of fixed benefits upon normal retirement at age 65 on the basis of years of service and all cash compensation of each employee. Examples of annual retirement benefits payable under the Retirement Plan are set forth in the table below. These examples are based on the following: (i) retirement at the normal retirement age of 65, (ii) "average compensation" is the average compensation in the highest consecutive five of the last ten calendar years of service that immediately precede retirement, and (iii) the benefits are straight life annuities. Benefits under the Retirement Plan are not reduced by Social Security benefits. The years of service, as of June 28, 1996, credited for retirement benefits for the persons named in the Summary Compensation Table are James F. McDonald, 2 11/12 years; H. Allen Ecker, 19 2/3 years; John H. Levergood, 24 11/12 years; Jack W. Simpson, Sr., 2 2/3 years; and Harvey A. Wagner, 2 years.

                                                                 YEARS OF SERVICE(1)
                                                   -----------------------------------------------
           AVERAGE ANNUAL COMPENSATION               15        20        25        30        35
-------------------------------------------------  -------   -------   -------   -------   -------
$125,000.........................................  $22,864   $31,658   $40,452   $41,039   $41,457
 150,000.........................................   27,902    38,633    49,365    50,080    50,591
 175,000.........................................   27,902    38,633    49,365    50,080    50,591
 200,000.........................................   27,902    38,633    49,365    50,080    50,591
 225,000.........................................   27,902    38,633    49,365    50,080    50,591
 250,000.........................................   27,902    38,633    49,365    50,080    50,591
 500,000.........................................   27,902    38,633    49,365    50,080    50,591

---------------

(1) The Corporation also maintains a supplemental executive retirement plan for certain key executive officers, including Messrs. McDonald, Ecker, Simpson and Wagner. Provisions of the plan include a ten-year vesting requirement and a normal retirement age of 65. Benefits are based upon up to fifty percent of final average pay with offsets for the Retirement Plan, Social Security benefits and any retirement benefits payable from former employers. The Corporation has also agreed to provide to Mr. Levergood supplemental retirement benefits based upon Mr. Levergood's average annual earnings multiplied by a retirement factor. Under this arrangement, Mr. Levergood could receive retirement benefits of up to sixty percent of his average annual earnings (base salary and annual bonus) for the highest three years of his employment with the Corporation. The table does not include such supplemental benefits.

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA") changed the Internal Revenue Code by placing an annual maximum limit of $150,000 on the compensation which may be considered in determining a participant's benefits. Previous to this change in the statute, the Internal Revenue Code allowed a maximum limit of $235,840 (i.e., $200,000, indexed for a cost of living adjustment). Effective July 1, 1994, the Corporation adopted a non-qualified Restoration Retirement Plan ("Restoration Plan") to replace the benefits to certain participants that had been eliminated by the changes made to the Internal Revenue Code by OBRA. Thus, effective July 1, 1994, participants' compensation, as defined in the Restoration Plan, in excess of the newly prescribed limit and up to what the limit would have been had OBRA not been enacted will be considered under the Restoration Plan. Participants under the Corporation's Supplemental Executive Retirement Plan ("SERP") will continue to have all compensation, as defined in the SERP, in excess of the maximum limit prescribed by the Internal Revenue Code considered in determining their pension benefits. The above table does not include any benefits under the Restoration Plan.

     Agreements with Certain Persons. The Corporation has letter agreements with Messrs. Ecker, Levergood, Simpson and Wagner, which agreements provide for the continuation of salary and certain benefits for a twelve-month period (twenty-four months with respect to Mr. Levergood) in the event of termination of employment without cause. The Corporation also has agreements with Messrs. McDonald, Simpson, Ecker and Wagner, which agreements provide for the payment of two times the executive's compensation plus the continuation of the executive's benefits for two years in the event the executive's employment with the Corporation is terminated within two years from the time of a change of control of the Corporation (as defined in the agreement), unless such termination is for cause. The Corporation has an agreement with Mr. Levergood which entitles Mr. Levergood to receive the continuation of his base salary for up to thirty-six months in the event Mr. Levergood is terminated by the Corporation within eighteen months of a change of control of the Corporation, as defined in such agreement. In the event Mr. Levergood voluntarily terminates his employment within eighteen months of a change of control of the Corporation, Mr. Levergood is entitled to a continuance of his base salary for twenty-four months or until his normal retirement date or death, whichever occurs first.

DIRECTOR COMPENSATION

     Annual Fees. Each director who is not an employee receives a $25,000 annual retainer, paid quarterly, and $1,250 for each meeting of the Board and each meeting of a committee he or she attends. The Chairman of the Board and each Committee chair receives an additional annual retainer of $60,000 and $5,000, respectively, paid quarterly. Non-employee directors may elect to defer all or a portion of their retainer and meeting fees under the Corporation's Deferred Compensation Plan for Non-Employee Directors. At the election of the participant, deferred amounts are deposited into either an interest account, which earns interest at a rate set annually by the Human Resources and Compensation Committee, or into a phantom stock account, which is deemed to represent the number of shares of the Corporation's Common Stock which the amount deferred could purchase at the 20-day average closing price of such stock for the month in which the amount is deferred.

     Non-Employee Director Retirement Plan. Under the Retirement Plan for Non-Employee Directors, each director who is not an employee of the Corporation ("Non-Employee Director"), who has been a member of the Board of Directors for at least thirty-six consecutive months and who retires on or after his sixty-fifth birthday is entitled to receive for the remainder of his life an annual retirement benefit equal to the annual retainer paid by the Corporation to its directors for the last year that he was a director. A reduced benefit is provided for Non-Employee Directors who retire prior to age sixty-five. The Plan also provides for payments to a Non-Employee Director who becomes totally and permanently disabled and for payments to the spouse of a Non-Employee Director who dies.

     Non-Employee Director Stock Option Plan. Under this plan, an initial option to purchase 20,000 shares of the Corporation's Common Stock is granted to each Non-Employee Director upon commencing his or her service on the Board. An option to purchase an additional 5,000 shares is granted to each such director on the date of each annual meeting of shareholders. The exercise price for each option is the closing sale price of the Corporation's Common Stock on the New York Stock Exchange on the date the option is granted. Each option is exercisable as to 25% of the shares covered thereby after the expiration of one year following the date of grant and for an additional 25% of the shares after the expiration of each succeeding year. The options granted under this plan are exercisable only by a Non-Employee Director, except in certain limited circumstances.

     Stock Plan for Non-Employee Directors. This plan provides for 500 shares of the Corporation's Common Stock to be granted to each Non-Employee Director on the date of each annual meeting of the Corporation's shareholders. In addition, under this plan, each Non-Employee Director is allowed, at his or her election, to receive up to 100% of his or her quarterly compensation from the Corporation in the form of shares of the Corporation's Common Stock. Further, under the Deferred Compensation Plan for Non-Employee Directors, each Non-Employee Director may defer all or a portion of the shares awarded under this plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Napier, who served as interim Chief Executive Officer of the Corporation from December 1992 until July 1993, is a member of the Human Resources and Compensation Committee.

                                 REPORT OF THE
                   HUMAN RESOURCES AND COMPENSATION COMMITTEE

ROLE OF THE COMMITTEE AND THE BOARD

     The Human Resources and Compensation Committee sets compensation policies for the Corporation's senior management within guidelines approved by the Board of Directors. The Committee evaluates individual and corporate performance from a short-term and long-term perspective, establishes base salaries and approves annual and long-term incentives for all officers, and administers the Corporation's option and incentive plans. The Committee's recommendations regarding the compensation of the Chief Executive Officer are subject to the approval of the full Board.

COMPENSATION PHILOSOPHY

     The Corporation's executive compensation program is designed to attract, motivate and retain highly qualified executives and to encourage the achievement of superior performance. The program is designed to:

     - Foster a performance oriented environment with a high level of variable compensation based on the short-term and long-term performance of the individual, team, business unit and Corporation against demanding goals and objectives.

     - Provide total compensation opportunities which exceed industry medians for superior financial results and outstanding personal performance.

     - Align the interests of the Corporation's executives and shareholders through the use of stock-based compensation plans.

BASE SALARIES

     The Corporation positions its base salaries to be fully competitive with the range of compensation levels of comparably-sized, high-technology companies and with the Corporation's direct business competitors which have similar market characteristics. National surveys such as Hewitt Associates' Total Compensation Database(TM) and Radford Associates' Management Total Compensation Report and, periodically, independent compensation consultants are utilized by the Committee when determining such salaries.

     In determining whether the base salaries of executives, including the Chief Executive Officer, should be increased, the Committee takes into account individual performance, performance of the operations directed by that executive, and the positioning of compensation within established salary ranges.

INCENTIVE COMPENSATION

     Under the Corporation's compensation philosophy, the majority of compensation is intended to be payable under incentive plans. Payments and awards under these incentive plans are based on the achievement of annual and long-term goals and, accordingly, are "at risk." Executives of the Corporation are eligible to participate in the following incentive plans as determined by the Committee:

          Senior Officer Annual Incentive Plan. This plan has been designed to qualify as "performance-based" compensation under Internal Revenue Code (the "Code") Section 162(m) ("Code Section 162(m)"). It is being used currently only for the Corporation's Chief Executive Officer. Payments under the plan are based upon the achievement of annual goals. The award determination for Mr. McDonald under the Senior Officer Annual Incentive Plan is discussed in the next section of this report.

          Annual Incentive Plan. Under the Annual Incentive Plan (the "AIP"), awards are made based on company, group and/or business unit results and assessments of individual performance. Quantitative and qualitative objectives are weighted 60% and 40%, respectively, in setting "target" awards for corporate staff participants and 75% and 25%, respectively, for business unit participants.

          Quantitative objectives, consistent with annual business plans approved by the Board, are used in determining the amount of the award governed by the company, group and/or business unit performance. Awards under the quantitative portion of the AIP are not made if the minimum thresholds are not met. The Committee may also take into account non-recurring extraordinary circumstances unrelated to the Corporation's financial performance.

          The award for Mr. McDonald under the AIP is discussed in the next section of this report. AIP awards for Messrs. Wagner and Ecker were based on the quantitative performance of the Corporation, as measured by profit before tax, gross margin, return on net assets and revenue results versus plan, and an assessment of their individual performance against personal qualitative objectives. In the case of Messrs. Levergood and Simpson, the quantitative portion of their awards was based on the performance of their respective business units, as measured by the same financial factors already discussed and, to a lesser degree, by corporate performance. They were also assessed on their individual performance against personal qualitative objectives.

          Senior Officer and AIP awards for the Chief Executive Officer and the four other most highly compensated executives of the Corporation are included in the "Bonus" column of the Summary Compensation Table.

          Long-Term Incentive Plan. This plan permits the Committee to use one or more long-term incentives to motivate excellent long-term performance. In fiscal year 1996, performance-based restricted stock awards were granted to twenty key executives, including Messrs. McDonald, Levergood, Ecker, Wagner and Simpson. These awards will vest over a term of up to ten years, based on improvement in the Corporation's weighted average return on equity over the previous five-year period. The number of shares granted are shown in the Long-Term Incentive Plan -- Awards in 1996 Fiscal Year Table. Based on the Corporation's performance, no previous grants vested during fiscal year 1996.

          Stock Option Plan. A larger group of executives, including the executives named in the Summary Compensation Table, receive grants of stock options under the provisions of the 1992 Stock Option Plan. The objective of the grants is to align the interests of the executives with the interests of the Corporation's shareholders by affording the executives the opportunity of a potentially significant financial benefit if their efforts result in stock price appreciation. The Committee takes into account the performance of the individual recipient, the number of options previously awarded to any individual participant and the Corporation's grant levels compared to competitive practices, targeting near a median grant posture. Grants made in fiscal 1996 to Mr. McDonald and the other named executives are shown in the Summary Compensation Table and in the Option Grants Table. During fiscal 1996, options for a total of 1,275,050 shares were granted to 406 optionees.

POLICY RELATIVE TO CODE SECTION 162(M)

     The Omnibus Budget Reconciliation Act of 1993 (OBRA) limited deductible senior officer annual compensation to $1,000,000, unless the compensation qualifies as "performance-based" compensation under Code Section 162(m). In general, the Corporation will seek to maximize the use of the "performance-based" exemption provided under Code Section 162(m). The Committee also believes that inclusion of qualitative (non-quantitative) objectives play an important role in incentive plans. The Committee will continue to base a portion of incentive payments on such qualitative assessments, even though they may not meet the Code Section 162(m) requirements to qualify as "performance-based" compensation.

STOCK OWNERSHIP

     The Committee believes that significant ownership of Common Stock by officers and directors more closely aligns the upside and downside returns for these individuals with the Corporation's other shareholders. As a result, the Corporation's officers and directors agreed during fiscal year 1994 to increase their ownership over time to a level of one times the annual salary for officers (three times in the case of the Chief Executive Officer) and three times the annual retainer for outside directors. As of the end of fiscal year 1996, officers' holdings averaged 2.2 times base salaries, and outside director holdings averaged 10.0 times annual cash retainers (based on the closing price of the Common Stock at the 1996 fiscal year end).

CHIEF EXECUTIVE OFFICER COMPENSATION

     At the beginning of fiscal year 1996, Mr. McDonald's base salary was increased to a level near the median for Chief Executive Officers of similarly-situated high technology companies. This increase was based on Mr. McDonald's excellent performance during the previous year and the rapid growth in the size of the Corporation.

     During fiscal year 1996, Mr. McDonald was granted a stock option of 75,000 shares. This was based on the approximately median of grants to Chief Executive Officers by other comparable high technology companies. He also received an option of 50,000 shares, which represented the last grant under the initial compensation arrangements set when Mr. McDonald became the Corporation's President and Chief Executive Officer in 1993.

     Under the Senior Officer Annual Incentive Plan, Mr. McDonald had an opportunity to earn a maximum of $432,000 if the Corporation achieved 125% or more of its targeted performance as measured by profits before tax, gross margin, return on net assets and sales (revenue). The results for fiscal year 1996 did not reach threshold levels, and, therefore, no payments were made under the plan.

     Mr. McDonald also had an opportunity to earn additional incentive pay under the Annual Incentive Plan, based on his performance against qualitative objectives. The Committee approved payment of $300,000, based on excellent performance in spite of a telecommunications industry-wide slowdown during fiscal year 1996. In reaching its decision, the Committee noted implementation of a new organization with focused accountability for specific lines of business, further improvement in customer relations, an overall improvement in the trend of gross margins, successful launch of a high-volume manufacturing facility in Mexico, and the development of a new strategic planning process.

     Mr. McDonald received a grant of 16,720 performance-based shares of restricted stock under the Long-Term Incentive Plan. Based upon the Corporation's 1996 fiscal year Return on Equity performance, there was no vesting of any performance-based shares previously granted under the Long-Term Incentive Plan.

OTHER COMPENSATION PLANS

     The Corporation also has various broad-based employee benefit plans. Executives participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans. The Corporation offers an Employee Stock Purchase Plan pursuant to the provisions of Section 423 of the Code under which employees may purchase Common Stock. The Voluntary Employee Retirement and Investment Plan pursuant to the provisions of Section 401(k) of the Code, permits employees to invest in a variety of funds on a pre-tax basis. Matching contributions under the plan are made in Common Stock of the Corporation.

     The Corporation also maintains pension, insurance and other benefit plans for its employees.

     Submitted by the Human Resources and Compensation Committee:

              David J. McLaughlin, Chairman
              Marion H. Antonini
              Mylle Bell Mangum
              James V. Napier

                               PERFORMANCE GRAPH

     The following graph shows a comparison of total return to shareholders for the Corporation, the Standard & Poor's High Technology Index and the Standard & Poor's 500 for the Corporation's last five fiscal years:

                                   [GRAPH]

                                                                   S&P High
      Measurement Period         Scientific-                      Technology
    (Fiscal Year Covered)        Atlanta, Inc.      S&P 500          Index
1991                                       100             100             100
1992                                       165             112             105
1993                                       354             127             123
1994                                       375             130             134
1995                                       484             161             209
1996                                       344             198             244

                                 PROPOSAL NO. 2

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP to be the independent auditors of the Corporation for the fiscal year ending June 27, 1997, and proposes that the shareholders ratify this selection at the Annual Meeting. Arthur Andersen LLP also acted as independent auditors of the Corporation for the 1996 fiscal year.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Ratification of the selection of Arthur Andersen LLP requires the affirmative vote of a majority of the shares voting on such proposal (i.e., shares voting for or against the proposal).

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

                                 OTHER MATTERS

     The Board of Directors of the Corporation knows of no other matters which are to be brought before the meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Corporation's officers, directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Corporation, the Corporation believes that during the last fiscal year, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were complied with, except that Jack W. Simpson, Sr., Marion H. Antonini and David J. McLaughlin inadvertently filed late their respective Statements of Changes in Beneficial Ownership for the months of August 1995, October 1995 and December 1995, respectively.

                            FORM 10-K ANNUAL REPORT

     A copy of the Corporation's Annual Report on Form 10-K, including financial statements and schedules, filed with the Securities and Exchange Commission for the fiscal year ended June 28, 1996, is included in the Annual Report to Shareholders which accompanies these proxy materials. Copies of any exhibit(s) to the Form 10-K will be furnished on request and upon the payment of the Corporation's expenses in furnishing such exhibit(s). Any request for exhibits should be in writing addressed to William E. Eason, Jr., Senior Vice President, General Counsel and Corporate Secretary, Scientific-Atlanta, Inc., One Technology Parkway, South, Norcross, Georgia 30092.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Proposals by shareholders for presentation at the 1997 Annual Meeting must be received by the Corporation not later than June 2, 1997, in order to be included in the Corporation's Proxy Statement and form of proxy relating to that meeting. Such proposals should be in writing and addressed to William E. Eason, Jr., Senior Vice President, General Counsel and Corporate Secretary, Scientific-Atlanta, Inc., One Technology Parkway, South, Norcross, Georgia 30092.

                                            By order of the Board of Directors

                                            /s/ William E. Eason, Jr.
                                            ----------------------------------
                                                  William E. Eason, Jr.
                                                        Secretary

October 1, 1996

                                                                     APPENDIX A


                            SCIENTIFIC-ATLANTA, INC.

                                     PROXY

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                           FOR THE ANNUAL MEETING OF
                  SHAREHOLDERS TO BE HELD ON NOVEMBER 13, 1996

The undersigned hereby appoints James V. Napier, James F. McDonald and William
E. Eason, Jr., and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and to vote the Common Stock as specified below at the Annual Meeting of Shareholders of Scientific-Atlanta, Inc. to be held on November 13, 1996 at 9:00 a.m., local time, at The Ritz-Carlton Buckhead, 3434 Peachtree Road, N.E., Atlanta, Georgia 30326, and at any adjournment thereof, upon the following matters and in accordance with their best judgment with respect to any other matters which may properly come before the meeting, all as more fully described in the Proxy Statement for said Annual Meeting (receipt of which is hereby acknowledged).

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO MATTERS INCIDENT TO THE CONDUCT OF THE MEETING OR WHICH MAY OTHERWISE PROPERLY COME BEFORE THE MEETING. IF ANY OF THE NOMINEES FOR DIRECTOR ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXYHOLDER WILL VOTE FOR SUCH OTHER PERSON OR PERSONS AS THE BOARD OF DIRECTORS MAY RECOMMEND.

                     (Continued and to be signed and dated on the reverse side.)
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS FAVORS AN AFFIRMATIVE VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS    FOR all nominees listed below [ ]      WITHHOLD AUTHORITY to vote for [ ]       EXCEPTIONS [ ]
                                                                   all nominees listed below

NOMINEES: MARION H. ANTONINI, WILLIAM E. KASSLING AND MYLLE BELL MANGUM
(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the EXCEPTIONS box and write that nominees name on the line provided below.)

----------------------------------------------------------------------

2.  Ratification of selection of ARTHUR ANDERSEN LLP as independent auditors               Change of Address or
    of the Corporation                                                                     Comments Mark Here [ ]

FOR [ ]       AGAINST [ ]          ABSTAIN [ ]

                                                                      PROXY DEPARTMENT
                                                                      NEW YORK, NY 10203-0064
                                                                      NOTE: Please date and sign this Proxy exactly as name appears.
                                                                      When signing as attorney, trustee, administrator, executor or guardian, please give your title as such.  In the case of
                                                                      joint (tenants, each joint owner should sign.

                                                                      Dated:                               , 1995
                                                                             -----------------------------

                                                                      ---------------------------------------------
                                                                              Signature

                                                                      ---------------------------------------------
                                                                              Signature (if held jointly)

                                                                      VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.     [ ]


SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.